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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cash America International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASH AMERICA INTERNATIONAL, INC.
1600 West 7th Street
Fort Worth, Texas 76102
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 20, 2005
To Our Shareholders:
      The Annual Meeting of Shareholders of Cash America International, Inc. (the “Company”) will be held at the River Crest Country Club, 1501 Western Avenue, Fort Worth, Texas 76107, on Wednesday, April 20, 2005 at 9:00 a.m., Central Standard Time, for the following purposes:

(1) To elect seven (7) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

(2) To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year 2005; and

(3) To transact such other business as may properly come before the meeting or any adjournments thereof.
      Only holders of record of the Common Stock of the Company at the close of business on March 3, 2005 are entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is required for a quorum to transact business. The stock transfer books will not be closed.
      Management sincerely desires your presence at the meeting. However, so that we may be sure that your shares are represented and voted in accordance with your wishes, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Hugh A. Simpson
Secretary
Fort Worth, Texas
March 28, 2005

VOTING SECURITIES OUTSTANDING; QUORUM
PURPOSES OF THE ANNUAL MEETING
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITORS
SUBMISSION OF SHAREHOLDER PROPOSALS

CASH AMERICA INTERNATIONAL, INC.
1600 West 7th Street
Fort Worth, Texas 76102
(Principal Executive Offices)
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
April 20, 2005
SOLICITATION OF PROXIES
      The proxy statement and accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Cash America International, Inc., a Texas corporation (the “Company”), of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the River Crest Country Club, 1501 Western Avenue, Fort Worth, Texas 76107, on Wednesday, April 20, 2005 at 9:00 a.m., Central Standard Time, and at any recess or adjournment thereof. The solicitation will be by mail, and this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about March 28, 2005.
      The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at its principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no revocation shall be effective until the notice has been received by the Company at or before the Annual Meeting. Any revocation will not affect a vote on any matters taken prior to receipt of the revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.
      The expense of this proxy solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from shareholders and will pay the firm a fee of approximately $6,000 for these services. Further solicitation of proxies may be made by telephone or other electronic communication following the original solicitation by directors, officers and regular employees of the Company or by its transfer agent. These persons will not be additionally compensated for these efforts, but they will be reimbursed by the Company for out-of-pocket expenses.
      A copy of the Annual Report to Shareholders of the Company for its fiscal year ended December 31, 2004 is being mailed with this Proxy Statement to all shareholders entitled to vote, but it does not form any part of the information for solicitation of proxies.
VOTING SECURITIES OUTSTANDING; QUORUM
      The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 3, 2005 (the “Record Date”). At the close of business on March 3, 2005, there were 29,408,316 shares of Common Stock, par value $.10 per share, issued and outstanding, each of which is entitled to one vote on all matters properly brought before the meeting. There are no cumulative voting rights.
      The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for the election of directors and for ratification of the appointment of independent auditors.

      Shares voted for a proposal and shares represented by returned proxies that do not contain instructions to vote against a proposal or to abstain from voting will be counted as shares cast for the proposal. Shares will be counted as cast against the proposal if the shares are voted either against the proposal or to abstain from voting. Broker non-votes will not change the number of votes for or against the proposal and will not be treated as shares entitled to vote, but such shares will be counted for purposes of determining the presence of a quorum.
PURPOSES OF THE ANNUAL MEETING
      At the Annual Meeting, the shareholders of the Company will consider and vote on the following matters:

(1) Election of seven (7) persons to serve as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the year 2005; and

(3) Such other business as may properly come before the meeting or any adjournments thereof.
ELECTION OF DIRECTORS
      Shareholders will vote for seven (7) directors who are to be elected for a term expiring at the next annual meeting of shareholders or until their successors shall be elected and shall have qualified. The following slate of seven nominees has been chosen by the Board of Directors, and the Board recommends that each be elected. Unless otherwise indicated in the enclosed form of Proxy, the persons named in the proxy intend to nominate and vote for the election of the following nominees for the office of director. All of the nominees are presently serving as directors.

		Director
Name and Age	Principal Occupation During Past Five Years	Since

Jack Daugherty (57)	Mr. Daugherty has served as Chairman of the Board and Chief Executive Officer of the Company from its inception until February 2000, when he retired from the position of Chief Executive Officer. Mr. Daugherty has owned and operated pawnshops since 1971. Other directorships currently held: none.	1983

A. R. Dike (69)	Mr. Dike has owned and served as Chairman of the Board and Chief Executive Officer of The Dike Co., Inc. (a private insurance agency) for over twenty years. He served as Chairman of Willis Corroon Life, Inc. of Texas from 1991 through June 1999. Other directorships currently held: AmeriCredit Corp.	1988

Daniel R. Feehan (54)	Mr. Feehan assumed the position of Chief Executive Officer and President of the Company in February 2000, and prior to that served as President and Chief Operating Officer since January 1990. Other directorships currently held: RadioShack Corporation and AZZ incorporated.	1984

		Director
Name and Age	Principal Occupation During Past Five Years	Since

James H. Graves (56)	Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2002. From November 2000 until January 2002, he served as Managing Director — Investment Banking for UBS Warburg, and prior to that he served as Chief Operating Officer and head of Equity Capital Markets at J. C. Bradford & Co., a Nashville based securities firm (acquired by Paine Webber in 2000), where he worked for more than five years. Other directorships currently held: Hallmark Financial Services, Inc. and Detwiler Mitchell & Co.	1996

B. D. Hunter (75)	Mr. Hunter has served since January 2000 as Vice Chairman of the Board of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses. For more than five years, Mr. Hunter has served as Chairman of the Board of Huntco, Inc. (“Huntco”), an intermediate steel processing company. He served as Chief Executive Officer of Huntco until May 2000. In February 2002, Huntco filed for protection under Chapter 11 of the U.S. Bankruptcy Code during a severe downturn in the steel industry. Other directorships currently held: Service Corporation International.	1984

Timothy J. McKibben (56)	Mr. McKibben has served as Chairman of the Board of Ancor Holdings, L.P., a private investment firm, since 1993, and prior to that he served as Chairman of the Board and President of Anago Incorporated, a medical products manufacturing company he co-founded in 1978. Other directorships currently held: none.	1996

Alfred M. Micallef (62)	Mr. Micallef has served as President since 1974 and currently as Chairman of M International-Nev, Inc., formerly known as JMK International, Inc., a holding company of rubber and plastics manufacturing businesses. Other directorships currently held: Lone Star Technologies, Inc.	1996
      Each nominee for election as a director has consented to serve if elected. The Board of Directors does not contemplate that any of the above-named nominees for director will be unable to accept election as a director of the Company. Should any of them become unavailable for election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote such shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. There are no family relationships among the Company’s executive officers and the nominees for director.
Meetings and Committees of the Board of Directors
      The Board of Directors held six meetings during the fiscal year ended December 31, 2004. Standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, and Nominating and Corporate Governance Committee. All directors attended 75% or more of the total number of meetings of the Board and of committees on which they serve.
      While it does not have a formal policy requiring them to do so, the Company encourages its directors to attend the annual meeting of shareholders and anticipates that they will. All of the Company’s directors attended the Company’s 2004 Annual Meeting.
      Audit Committee. The Audit Committee’s principal responsibilities are described under “Audit Committee Report” in this Proxy Statement. Its members are Messrs. Graves, McKibben and Micallef. The independence and “financial expert” status of Audit Committee members are also described under “Audit Committee Report” in this Proxy Statement. The Audit Committee held five meetings during fiscal 2004.
      Management Development and Compensation Committee. The Management Development and Compensation Committee’s responsibilities include (i) overseeing the Company’s incentive compensation plans and equity-based plans, and (ii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on that evaluation. As part of its responsibilities, the Committee administers the Company’s 2004 Long-Term Incentive Plan. The Committee’s decisions and recommendations relating to executive compensation are reviewed by the full Board of Directors. Its members are Messrs. Hunter, Dike, and Micallef. The Committee held four meetings during fiscal 2004.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee considers and recommends to the Board qualified candidates for inclusion on the slate of nominees for the Board of Directors. In addition, the Committee assists in developing and recommending corporate governance principles and practices, including determining director independence and committee membership. Its members are Messrs. McKibben, Graves and Dike. The Committee held four meetings during fiscal 2004. Candidates for director are selected for their character, judgment, and business experience and acumen. Financial expertise and familiarity with national and international issues affecting the Company’s business are among the relevant criteria. The Company’s Corporate Governance Principles also require that a majority of the Board be independent in accordance with New York Stock Exchange listing standards. The Committee will consider director candidates meeting these criteria who are suggested by directors, management, shareholders and search firms hired to identify and evaluate qualified candidates. Shareholders may submit recommendations by written notice addressed to the Corporate Secretary of the Company. The recommendation notice must be received by the Secretary not later than November 21, 2005.
Directors’ Compensation
      Directors each receive a retainer of $5,000 per quarter and a meeting fee of $1,500 per Board meeting attended. The Audit Committee chair receives an annual retainer of $8,000, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each receive annual retainers of $5,000. All committee members receive meeting fees of $1,000 for each committee meeting attended. Non-employee directors may elect to defer all or part of their cash compensation in a calendar year. All amounts deferred are deferred in the form of Company Common Stock based on the fair market value of the Common Stock as of the last trading day of the month in which the cash compensation is earned. The non-employee director is entitled to receive the Common Stock upon retirement or separation of service from the Board for any reason.
      The Company’s 1994 Long-Term Incentive Plan provided for the grant of stock options to non-employee directors. Under this Plan, non-employee directors received options to purchase 5,000 shares of the Company’s common stock upon joining the Board of Directors. Those directors continuing their service received options for 2,500 shares at the time of each annual meeting of shareholders. In each case, the exercise price of the options was set at the closing price of the Company’s common stock on the New York Stock Exchange on the day preceding the grant date. The options issued under this Plan vested one year after the grant date and expire upon the earlier of five (5) years after the director’s retirement date or ten (10) years after the grant date. The last grant of options to directors under this Plan occurred in April 2003.
      On April 21, 2004, Restricted Stock Unit awards (“RSUs”) were granted to the Company’s non-employee directors pursuant to the Company’s 2004 Long-Term Incentive Plan. Each recipient was awarded 1,929 RSUs having an aggregate value of $40,000, based on the market value of the Company’s common stock as of the date of grant. One-fourth of the RSUs awarded under this Plan vest upon each of the first four anniversaries of the grant date, provided that, for directors with five or more years of service, the vesting of units held for one year or more accelerates upon the director’s departure from the Board. Each vested RSU entitles the holder to receive a share of the Company’s common stock to be issued upon the director’s departure from the Board.
Corporate Governance
      The Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”) to govern the conduct of all of the officers, directors and employees of the Company. The Board has also adopted Corporate

Governance Principles, which detail the functions, activities and administration of the Board and its committees. The Board has adopted charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. The Code, Corporate Governance Principles, and committee charters can be accessed on the Company’s website at www.cashamerica.com and obtained in print by any shareholder who requests a copy from the Corporate Secretary. Under the Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee serves as presiding director in all meetings of non-management directors.
Director Independence
      The Board of Directors has determined that, with the exception of Daniel R. Feehan, President and CEO of the Company, and Jack R. Daugherty, Chairman of the Board and former CEO of the Company, all of its directors, including all of the members of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined by the listing standards of the New York Stock Exchange currently in effect and approved by the Securities and Exchange Commission (“SEC”), all applicable rules and regulations of the SEC, and for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its determination, the Board observes all criteria for independence established by the rules of the SEC and the New York Stock Exchange. In addition, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.
Procedure for Contacting Directors
      The Board of Directors has established a procedure for shareholders to send communications to the Board. Shareholders may communicate with the Board generally or with a specific director at any time by writing to the Company’s Corporate Secretary at the Company’s address, 1600 West 7th Street, Fort Worth, Texas 76102. The Secretary will review all messages received and will forward any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the Board. Communications will be sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board generally or to the non-management directors, to the Chairman of the Nominating and Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest will not be forwarded to the Board. The Corporate Secretary has the option, but not the obligation, to forward these other communications to appropriate channels within the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The Company has only one outstanding class of equity securities, its Common Stock, par value $.10 per share.
      The following table sets forth certain information, as of the Record Date, with respect to each person or entity who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s Common Stock. The information below was derived solely from filings made by these owners with the Securities and Exchange Commission.

Name and Address of	Amount of		Percent
Beneficial Owner	Beneficial Ownership		of Class

Barclays Global Investors, NA	2,888,166	(1)	9.9%
45 Fremont Street San Francisco, CA 94105
Delaware Management Holdings	2,461,825	(2)	8.4%
2005 Market Street Philadelphia, PA 19103
Wachovia Corporation	2,450,237	(3)	8.4%
One Wachovia Center Charlotte, NC 28288

(1)	Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Barclays Global Investors, NA beneficially owns 2,888,166 shares, has sole voting power with respect to 2,675,000 shares, and has the sole right to dispose of all 2,888,166 shares.

(2)	Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Delaware Management Holdings has sole voting power with regard to 2,449,293 shares and has the sole right to dispose of all 2,461,825 shares.

(3)	Based upon information contained in a Schedule 13G, filed with the Company, which indicates that Wachovia Corporation beneficially owns 2,450,237 shares, has sole voting power with respect to 440,825 shares, and has the sole right to dispose of 2,438,842 shares.
      The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock, as of March 3, 2005 by its directors, nominees for election as directors, named executive officers, and all directors and executive officers as a group.

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)(2)		of Class

Jack Daugherty	115,182		.39%
A. R. Dike	26,000		*
Daniel R. Feehan	747,061		2.50%
James H. Graves	43,639		.15%
B. D. Hunter	31,864	(3)	.11%
Timothy J. McKibben	24,125		*
Alfred M. Micallef	2,500		*
James H. Kauffman	283,359		.96%
Thomas A. Bessant, Jr.	129,178		.44%
Jerry D. Finn	1,047		*
Hugh A. Simpson	98,593		.33%
All Directors and Executive Officers as a group (14 persons)	1,782,581	(4)	5.80%

*	Indicates ownership of less than .1% of the Company’s Common Stock.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Except for the percentages of certain parties that are based on options exercisable within sixty days of March 3, 2005, as indicated below, the percentages indicated are based on 29,408,316 shares of Common Stock issued and outstanding on March 3, 2005. In the case of parties holding options, the percentage ownership is calculated by including as outstanding those shares presently purchasable or purchasable within the next sixty days underlying such options. The shares subject to options that are exercisable within sixty days of March 3, 2005 are as follows: Mr. Daugherty — 110,000 shares; Mr. Dike — 15,000 shares; Mr. Feehan — 508,486 shares; Mr. Hunter — 15,000 shares; Messrs. Graves and McKibben — 20,000 shares; Mr. Micallef — 2,500 shares; Mr. Kauffman — 175,000 shares; Mr. Bessant — 83,100 shares; and Mr. Simpson, 95,624 shares.

(3)	This amount includes 15,000 shares held by a corporation that Mr. Hunter indirectly controls. Mr. Hunter disclaims beneficial ownership of such shares.

(4)	This amount includes 1,303,166 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options.
Compliance With Section 16(a) of the Securities Exchange Act of 1934
      The Company’s executive officers and directors are required to file under Section 16(a) of the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, and written representations from individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 2004 all filing requirements applicable to executive officers and directors have been complied with, except as follows: Mr. Timothy J. McKibben, director, filed a late Form 4 reporting a single transaction on March 8, 2004.

EXECUTIVE COMPENSATION
      The following sets forth information for each of the Company’s last three fiscal years concerning the compensation of the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers who were serving as executive officers at the end of the last fiscal year.
Summary Compensation Table

						Long-Term
						Compensation Awards
		Annual Compensation
						Restricted	Securities
				Other Annual		Stock Unit	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)		Awards($)(2)	Options/SAR(#)	Compensation($)(3)

Daniel R. Feehan	2004	487,854	372,545	74,000	(1)	373,297	—	98,036
CEO and President	2003	458,604	486,100	—		1,138,685	62,500	116,061
	2002	441,501	290,761	—		—	62,500	40,317

James H. Kauffman	2004	288,250	176,098	—		158,829	—	53,817
Executive VP —	2003	270,921	229,735	—		377,110	25,000	54,764
Financial Services	2002	271,318	138,757	—		—	25,000	12,957

Thomas A. Bessant, Jr.	2004	245,615	149,032	—		130,325	—	43,725
Executive VP — CFO	2003	222,384	188,593	—		236,587	50,000	38,350
	2002	215,088	113,089	—		—	25,000	5,950

Jerry D. Finn	2004	237,538	143,227	—		121,600	—	42,643
Executive VP —	2003	207,528	175,974	—		341,775	25,000	40,006
Pawn Operations	2002	200,750	105,550	—		—	25,000	7,355

Hugh A. Simpson	2004	227,000	137,852	—		121,006	—	36,215
Executive VP —	2003	206,500	175,104	—		264,182	50,000	32,220
General Counsel	2002	199,726	105,011	—		—	25,000	2,326
and Secretary

(1)	Consists of professional fee allowance ($45,413), auto allowance ($18,692), club dues ($8,010), and medical expense reimbursement ($1,885).

(2)	Amounts for 2003 consist of grants of 59,214, 19,610, 12,303, 13,719 and 13,738 restricted stock units on December 22, 2003 to Messrs. Feehan, Kauffman, Bessant, Finn, and Simpson, respectively, each valued at the market price of the Company’s Common Stock as of the date of grant. If the holder is age 50 or older, the units vest in equal installments over the number of whole and fractional 12-month periods between the grant date and the date on which the holder reaches age 65, provided the holder continues to be employed by the Company on the vesting date. If the holder is under age 50, 1/15th of the units vest upon each anniversary of the grant date, provided the holder continues to be employed by the Company on the vesting date. Amounts for 2004 consist of grants of 16,344, 6,954, 5,706, 5,324,and 5,298 restricted stock units on January 21, 2004 to Messrs. Feehan, Kauffman, Bessant, Finn and Simpson, respectively, each valued at the market price of the Company’s Common Stock as of the date of grant. One-fourth (1/4th) of the restricted stock units vest upon each of the first four (4) anniversaries of the Grant Date. Holders of these restricted stock units are not entitled to receive dividends unless and until they receive the underlying shares. As of December 31, 2004, Messrs. Feehan, Kauffman, Bessant, Finn and Simpson held 75,558, 26,564, 18,009, 23,097 and 19,036 restricted stock units, respectively, and the values of their units on that date, based on the closing price of the Company’s Common Stock on December 31, 2004, were $2,246,339, $789,748, $535,408, $686,674 and $565,940, respectively.

(3)	The amounts disclosed in this column for 2004 include:

(a)	Company contributions of the following amounts under the Company’s 401(k) Savings Plan on behalf of Mr. Feehan: $24,820; Mr. Kauffman: $8,104; Mr. Bessant: $11,249 Mr. Finn: $10,731; and Mr. Simpson: $6,069.

(b)	Company contributions of the following amounts under the Company’s Supplemental Executive Retirement Plan, adopted effective January 1, 2003, on behalf of Mr. Feehan: $70,884; Mr. Kauffman: $39,241; Mr. Bessant: $32,163; Mr. Finn: $30,016; and Mr. Simpson: $29,866.

(c)	Payment by the Company of premiums for term life insurance on behalf of Mr. Feehan: $2,332; Mr. Kauffman: $6,472; Mr. Bessant: $313; Mr. Finn: $1,896; and Mr. Simpson: $280.
      The following table provides information concerning option exercises in fiscal 2004 and the value of unexercised options held by each of the named executive officers at the end of the Company’s last fiscal year.
Aggregated Option/ SAR Exercises in Last Fiscal Year
and FY-End Option/ SAR Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			FY-End (#)	FY-End ($)(1)
Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized($)	Unexercisable	Unexercisable

Daniel R. Feehan	—	—	508,486/-0-	10,235,646/-0-
James H. Kauffman	—	—	175,000/-0-	3,451,563/-0-
Thomas A. Bessant, Jr.	63,629	1,058,479	83,100/-0-	1,733,476/-0-
Jerry D. Finn	38,125	553,278	12,500/-0-	254,000/-0-
Hugh A. Simpson	20,000	349,954	95,624/-0-	1,885,417/-0-

(1)	Values stated are based upon the closing price of $29.73 per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2004, the last trading day of the fiscal year.
      The following table summarizes the Company’s equity compensation plan information as of December 31, 2004.
Equity Compensation Plan Information

Common Shares
	Common Shares to			Available for Future
	be Issued Upon		Weighted-Average	Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options, Warrants		Options, Warrants	Securities Reflected
Plan Category	and Rights		and Rights	in Column (a))

	(a)		(b)	(c)
Equity compensation plans approved by the Company’s shareholders	1,632,866	(1)	$10.26	413,426	(2)
Equity compensation plans not approved by the Company’s shareholders(3)	—		—	—
Totals	1,632,866		$10.26	413,426

(1)	Consists of the following shares of stock to be issued upon the exercise of outstanding stock options granted under the following plans:

(a) 138,100 shares under the 1987 Stock Option Plan

(b) 1,494,766 shares under the 1994 Long-Term Incentive Plan

(2)	Consists entirely of shares available for issuance under the 2004 Long-Term Incentive Plan.

(3)	The Company has no equity compensation plans that were not approved by the Company’s shareholders.

Management Development and Compensation Committee Report

Overall Executive Compensation Policies
      The basic philosophy of the Company’s executive compensation program is to link the compensation of its executive officers (including the named executive officers) to their contribution toward the enhancement of shareholder value. Consistent with that philosophy, the program is designed to meet the following policy objectives:

•	Attracting and retaining qualified executives critical to the long-term success of the Company.

•	Tying executive compensation to the Company’s general performance and specific attainment of long-term strategic goals.

•	Rewarding executives for contributions to strategic management designed to enhance long-term shareholder value.

•	Providing incentives that align the executives’ interests with those of the Company’s shareholders.

Elements of Executive Compensation
      The Company’s executive compensation program consists of the following elements designed to meet the policy objectives set out above:

Base Salary
      The Committee sets the annual salary of the Company’s Chief Executive Officer and reviews the annual salaries of the Company’s other executive officers. In setting appropriate annual salaries, the Committee takes into consideration the minimum salaries set forth in the Chief Executive Officer’s employment contract (described elsewhere in this Proxy Statement), the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company’s overall compensation structure, and the relative compensation of executives in similar positions in the marketplace. The Committee relies on information supplied by an outside compensation consulting firm pertaining to competitive compensation. The Company’s executive compensation program is designed to position base salary at the 50th percentile of the competitive market and total cash compensation, including annual performance incentives, at the 75th percentile of the competitive market. The Committee believes that the few companies in the peer group described below under “Performance Graph” may not be included in the surveys used for compensation comparisons. Those surveys represent a much broader collection of U.S. companies.

Annual Incentive Compensation
      The Company’s executive compensation program consists of both short-term and long-term incentive components.

a. Short-Term Component
      Under this component, the Company’s executive officers are eligible to receive annual incentive cash bonuses, depending on the extent to which the Company’s operating performance for the year exceeds that of the previous year. In the event the Company’s operating performance hits a specified target under the financial plan, then the officers’ bonuses are equal to certain percentages of their annual base salaries. The target bonus percentage for the Company’s Chief Executive Officer is 50%. The target bonus percentages for the other officers vary depending upon each officer’s position with the Company, and the bonus amount increases in the event the Company’s operating performance exceeds the financial plan.

b. Long-Term Component
      Under this component, the Company’s executive officers are eligible to receive long-term incentive grants in the form of restricted stock and/or stock options, with the number of shares of stock and/or options tied to certain percentages of the officers’ annual base salaries. The applicable percentage varies depending upon the officer’s position with the Company. The allocation between restricted stock and stock options is determined by the Committee at its discretion. The Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) allows for these forms of stock-based long-term incentive compensation awards. This long-term incentive component is designed to further the objective of fostering and promoting improvement in long-term financial results and increases in shareholder value. The Company historically granted options to its executive officers, with the exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the day preceding the date of grant. In January 2004, the Committee and the Board changed the Company’s approach to annual equity based compensation awards and granted restricted stock unit awards to the Company’s officers in lieu of stock options. One-fourth of the units vest on each of the first four anniversaries of the grant date, and each vested unit entitles the holder to receive a share of the Company’s common stock. This arrangement rewards effective management that results in long-term increases in the Company’s stock price. With these grants, the Company further strengthened the link between its senior management’s interests and those of the Company’s shareholders.

Deductibility Cap on Executive Compensation
      A federal tax law enacted in 1994 disallows corporate deductibility for certain compensation paid in excess of $1,000,000 to the Chief Executive Officer and the four other most highly paid executive officers. “Performance-based compensation,” as defined in the tax law, is not subject to the deductibility limitation, provided certain shareholder approval and other requirements are met. Although the cash compensation paid to the Company’s Chief Executive Officer and the four other most highly paid executive officers is below the $1,000,000 level in each case, the Committee determined that the Company should seek to ensure that future stock option and performance award compensation under the 2004 Plan qualifies as “performance-based compensation.” Accordingly, the 2004 Plan is intended to meet the requirements of this tax law and thereby preserve full deductibility of both stock option and stock-based performance award compensation expense.

CEO’s Compensation For Fiscal 2004
      At the same time in 2004 that other Company officers received merit increases in their base salaries, the Committee approved an increase in Mr. Feehan’s annual base salary from $462,000 to $478,170, or 3.5%. The Committee believes that the total cash compensation paid to Mr. Feehan was appropriate in light of the Company’s accomplishments in 2004, which included record revenues and earnings and successfully completing the divestiture of the Company’s European operations and the acquisition of the SuperPawn chain — the Company’s largest acquisition to date.
      These 2004 accomplishments also support the Committee’s belief that the fiscal 2004 cash compensation of the Company’s other executive officers was set at appropriate levels.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
B. D. Hunter, Chairman
A. R. Dike
Alfred M. Micallef
      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report, the Performance Graph on Page 13 and other matters permitted to be excluded pursuant to rules of the Securities and Exchange Commission shall not be incorporated by reference into any such filings.
Compensation Committee Interlocks and Insider Participation
      None of the members of the Management Development and Compensation Committee of the Company’s Board of Directors is an officer, former officer, or employee of the Company or any subsidiary of the Company or has any interlocking relationship with another entity requiring disclosure.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements
      Mr. Feehan’s employment agreement was amended and restated effective January 21, 2004. The initial term of Mr. Feehan’s agreement expires April 30, 2006. Compensation is determined annually by the Company’s Board of Directors, subject to minimum annual compensation of $433,000. Included in the agreement is Mr. Feehan’s covenant not to compete with the Company during the term of his employment and for a period of three years thereafter. The employment agreement also provides that if he is terminated by the Company other than for cause, the Company will pay to Mr. Feehan the remainder of his current year’s salary plus an amount equal to his salary, at the then current rate, for a period equal to the greater of three years or the remainder of the term of the agreement, with that amount payable in thirty-six equal monthly installments. In the event he resigns or is terminated other than for cause within twelve months after a “change in control” of the Company (as that term is defined in the employment agreement), he will be entitled to (1) earned and unpaid salary, (2) a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year, (3) a lump sum equal to three times his annual salary, (4) a lump sum equal to three times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year, (5) immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, (6) continued health benefits for thirty-six months, and (7) executive placement services from an executive search/placement firm. In addition, the Company would be obligated to pay him an amount sufficient to cover the costs of any excise tax that may be triggered by the payments referred to in the preceding sentence, together with an amount sufficient to cover his additional state and federal income, excise, and employment taxes that may arise on this additional payment.
      In conjunction with his retirement from the position of Chief Executive Officer of the Company, Mr. Daugherty entered into an amended and restated employment agreement with the Company effective February 1, 2000. The term of Mr. Daugherty’s agreement expired January 31, 2005, with no provision for renewal or extension. His annual compensation under the agreement was $200,000. Included in the agreement was Mr. Daugherty’s covenant not to compete with the Company during the term of his employment and for a period of three years thereafter. Mr. Daugherty remains employed by the Company at an annual salary of approximately $3,000.
      On December 22, 2003, the Company entered into separate Executive Change-in-Control Severance Agreements with each of its executive vice presidents, namely Thomas A. Bessant, Jr., Robert D. Brockman, Jerry D. Finn, Michael D. Gaston, William R. Horne, James H. Kauffman, and Hugh A. Simpson. These agreements provide that if the executive is terminated other than for cause within twenty-four months after a “change in control” of the Company (as that term is defined in the agreement), then the executive will be entitled to (1) earned and unpaid salary, (2) a pro-rated portion of the target bonus under the existing bonus plan based on the number of months employed during the year, (3) a lump sum equal to two times the executive’s annual salary, (4) a lump sum equal to two times the greater of (i) the target bonus for the year, or (ii) the actual bonus for the preceding year, (5) immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, (6) continued health benefits for twenty-four months, and (7) executive placement services from an executive search/placement firm. In addition, the Company would be obligated to pay the executive an amount sufficient to cover the costs of any excise tax that may be triggered by the payments referred to in the preceding sentence, together with an amount sufficient to cover his additional state and federal income, excise, and employment taxes that may arise on this additional payment.

Performance Graph
      The following Performance Graph shows the changes over the past five year period in the value of $100 invested in: (1) the Company’s Common Stock, (2) the Standard & Poor’s 500 Index, and (3) the common stock of a peer group of companies whose returns are weighted according to their respective market capitalizations. The values of each investment as of the beginning of each year are based on share price appreciation and the reinvestment of dividends. The peer group consists of the other companies in the pawnbroking industry with publicly traded common stock.
TOTAL RETURN PERFORMANCE

	Period Ending

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Cash America International, Inc.	100.00	45.17	88.36	99.54	222.52	316.93
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
Peer Group	100.00	31.17	67.96	108.77	272.79	444.31
Transactions With Management and Directors
      The Board of Directors of the Company adopted an officer stock loan program in 1994, modified the program in 1996 and in 2001, and discontinued the program in 2002 with no further principal advances to be made. The purpose of the program was (i) to facilitate and encourage the ownership of Company common stock by the officers of the Company and (ii) to establish the terms for stock loan transactions with officers. Participants in the program could utilize loan proceeds to acquire and hold common stock of the Company by means of option exercises or otherwise. The stock held as a result of the loan is pledged to the Company to secure the obligation to repay the loan. At its July 24, 2002 meeting, the Board further modified the program as follows: the interest rate on all outstanding loans was set at a fixed rate of six percent (6%) per annum; all outstanding loans were converted to a five-year maturity date with all principal and interest due at maturity; and all of the prior triggering events that could cause the loan to become a nonrecourse obligation to the borrower, except for a “change in control” of the Company, were eliminated. As of February 28, 2005, Messrs. Feehan, Kauffman, and Bessant had stock loans outstanding under this program in the aggregate principal amounts of $1,674,379, $431,779, and $364,087, respectively. These were also the highest amounts by which Messrs. Feehan, Kauffman and Bessant were indebted under the program during 2004.

AUDIT COMMITTEE REPORT
      The Audit Committee consists of three non-employee members of the Board of Directors (listed below). After reviewing the qualifications of the current members of the Committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board has determined that (1) all current Committee members are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (2) all current Committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current Committee members are financially literate, and (4) Mr. Graves qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act by reason of his investment banking experience as described above in “Election of Directors.”
      The Board of Directors appointed the undersigned directors as members of the Committee and adopted a written charter setting forth the procedures and responsibilities of the Committee. The Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the Company’s independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors. Each year, the Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. A copy of the charter was attached to the Proxy Statement for the Company’s 2004 Annual Meeting.
      During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s annual report on Form 10-K for the year ended December 31, 2004 (the “10-K”), the Committee:

•	reviewed and discussed the audited financial statements included in the 10-K with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors;

•	discussed with the Company’s senior management, independent auditors and internal auditors the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s internal auditors, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the Company by the independent auditors (discussed below under “Independent Auditors”) are compatible with maintaining the independence of the independent auditors. The Committee’s pre-approval policies and procedures are discussed below under “Independent Auditors.”

      Notwithstanding the foregoing actions and the responsibilities set forth in the Committee charter, the charter clarifies that it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.
      The Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.
      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
AUDIT COMMITTEE
James H. Graves, Chairman
Timothy J. McKibben
Alfred M. Micallef

INDEPENDENT AUDITORS
      The firm of PricewaterhouseCoopers LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2004, and the Audit Committee desires to continue to engage the services of this firm for the fiscal year ending December 31, 2005. Accordingly, the Audit Committee has reappointed PricewaterhouseCoopers LLP to audit the financial statements of the Company and its subsidiaries for fiscal 2005 and report on those financial statements. Shareholders are being asked to vote upon the ratification of the appointment. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider their appointment. Fees paid to PricewaterhouseCoopers LLP during the last two fiscal years were as follows:

Audit Fees. Fees for professional services provided during the years ended December 31, 2004 and 2003 were $942,094 and $434,468, respectively. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of management’s assessment of internal control over financial reporting, and statutory audits of subsidiaries required by governmental or regulatory bodies.

Audit-Related Fees. Fees for professional services provided during the years ended December 31, 2004 and 2003 were $181,331 and $248,186, respectively. Audit-related fees consist of acquisition due diligence services, SAS 70 systems audits and benefit plan audits.

Tax Fees. Fees for professional services provided during the years ended December 31, 2004 and 2003 were $3,780 and $45,297, respectively. Tax fees include tax compliance, advice and planning services rendered for the Company’s foreign subsidiaries and for the Company’s officers pursuant to its officer compensation program.

All Other Fees. No fees were expended for other professional services during the years ended December 31, 2004 and 2003.
      The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors, subject to the requirements of applicable law. In accordance with this requirement, the Committee has established procedures for the pre-approval of such services. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Committee’s reviewing a written proposal for audit services, audit-related services, tax services and other services. The proposal includes a description of, and a budgeted amount for, particular categories of services that are anticipated at the time the proposal is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the proposal. The Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. Therefore, all of the Audit-Related Fees and Tax Fees for 2003 and 2004 were pre-approved. In addition, the Committee pre-approved the following services for the 2005 fiscal year: (1) 10-Q quarterly reviews; (2) 401(k) Savings Plan audit; (3) Uniform Franchise Offering Circular filing reviews and consents; and (4) general consulting on accounting and tax matters not to exceed $15,000 in the aggregate.
      Representatives of PricewaterhouseCoopers LLP will be present at the shareholders meeting and will be available to respond to appropriate questions and will be afforded an opportunity to make a statement should they so desire.
      The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for the 2005 fiscal year.

SUBMISSION OF SHAREHOLDER PROPOSALS
      Any proposal to be presented by a shareholder at the Company’s 2006 Annual Meeting of Shareholders (whether in accordance with Securities and Exchange Commission Rule 14a-8 or otherwise) must be presented to the Company by no later than November 21, 2005. Any such proposal must be sent in writing to the Corporate Secretary of the Company at the Company’s address set forth at the beginning of this Proxy Statement.
*  *  *  *
      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed reply envelope.

By Order of the Board of Directors,

Hugh A. Simpson
Secretary
March 28, 2005

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting April 20, 2005

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and Hugh A. Simpson, and each of them, my true and lawful attorneys and proxies, with power of substitution, to represent the undersigned and vote at the annual meeting of shareholders of Cash America International, Inc. (the “Company”) to be held in Fort Worth, Texas on April 20, 2005, and at any adjournment thereof, all of the stock of the Company standing in my name as of the record date of March 3, 2005 on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this Card.
(Continued and to be marked, dated and signed, on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	ELECTION OF DIRECTORS,	FOR	WITHHOLD
		all nominees listed	AUTHORITY
	Nominees:	(except as marked	to vote for all
	01 Jack R. Daugherty	to the contrary)	nominees listed
	02 A. R. Dike 03 Daniel R. Feehan 04 James H. Graves 05 B. D. Hunter 06 Timothy J. McKibben 07 Alfred M. Micallef	☐	☐

For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the year 2005.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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